Exhibit 10.57

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

LICENSE AGREEMENT

University of Michigan File 0867p1

This Agreement is effective as of 14th of February, 2006 (the “Effective Date”), between Vical Incorporated (“LICENSEE”) having the address in Article 13 below, and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan (“MICHIGAN”). LICENSEE and MICHIGAN agree as follows:

BACKGROUND

MICHIGAN and LICENSEE are assignees of the inventions covered by the PATENT RIGHTS (as defined below).

LICENSEE desires to obtain, and MICHIGAN desires to grant to LICENSEE, a license of the PATENT RIGHTS on the terms and conditions set forth below.

ARTICLE 1 – DEFINITIONS

1.1 “FIELD OF USE” means all fields.

1.2 “FIRST COMMERCIAL SALE” means the first sale, rental, or lease of any LICENSED PRODUCT or first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, other than sale of a LICENSED PRODUCT or use of a LICENSED PROCESS for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market LICENSED PRODUCTS or otherwise commercially use LICENSED PROCESSES.

1.3 “LICENSED PROCESS(ES)” means any process or method that, but for access to rights to practice the PATENT RIGHTS, comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS or uses a LICENSED PRODUCT.

1.4 “LICENSED PRODUCT(S)” means any product the manufacture, use, import, offer for sale or sale of which, but for access to rights to practice the PATENT RIGHTS, comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for sale or sold.

1.5 “NET SALES” means the amount billed or invoiced, and if any amount is not billed or invoiced, the amounts received, on sales, rental or lease, however characterized, by LICENSEE and/or SUBLICENSEES of LICENSED PRODUCTS and uses of LICENSED PROCESSES, less the following deductions (so long as such deductions are not obtained in view of other consideration received by LICENSEE):

(a) trade, quantity and cash discounts actually granted to customers in such invoices for sales, rental or lease of LICENSED PRODUCTS;- or uses of LICENSED PROCESSES, including without limitation, discounts provided by means of chargebacks, rebates and administrative fees charged by customers or health care organizations determined based upon sales, but only in amounts customary in the trade;

(b) sales, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular sales and actually paid by LICENSEE or SUBLICENSEE to a governmental unit and shipping, handling and insurance charges actually paid by LICENSEE or SUBLICENSEE;

(c) actual freight expenses between LICENSEE or SUBLICENSEE and customers, to the extent such expenses are not charged to or reimbursed by customers; or

(d) rebates and amounts actually refunded or credited on returns.

Where LICENSEE receives any consideration other than cash for such transactions, fair market cash value for such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

1.6 “PATENT RIGHTS” means MICHIGAN’S legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a) the following United States and foreign patents and/or patent applications, and divisionals, continuations (except continuations-in-part), and foreign counterparts of the same: US. 5,910,488, “Plasmids suitable for gene therapy” and CA2164088, JP3636187 and EP0702722.

1.7	“ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December each year.

1.8 “SUBLICENSEE(S)” means any person or entity sublicensed, or granted an option for a sublicense, under the PATENT RIGHTS under this Agreement.

1.9 “SUBLICENSE INCOME” means any revenue that LICENSEE receives from SUBLICENSEES or assignees in consideration for rights under the PATENT RIGHTS, including, without limitation, license issue fees, maintenance fees and milestone payments, but excluding (a) all royalties and other payments based on NET SALES, (b) all amounts paid to support research and/or development by LICENSEE, (c) all payments for equity or debt securities of LICENSEE (except that, to the extent such payments exceed the fair market value of such securities upon date of receipt, such excess shall be included in SUBLICENSE INCOME), (d) all payments tied to the provision of goods and/or services by LICENSEE, and (e) any bona fide loan except to the extent such loan is forgiven without repayment. For clarification, SUBLICENSE INCOME does not include any revenue that LICENSEE receives from SUBLICENSEES or assignees in consideration for rights to any intellectual property of LICENSEE other than the PATENT RIGHTS.

1.10	“TERRITORY” means worldwide.

ARTICLE 2 – GRANT OF LICENSE

2.1 MICHIGAN hereby grants to LICENSEE an exclusive license with the right to grant sublicenses (with the right to grant further sublicenses), both subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS and to practice LICENSED PROCESSES.

2.2 MICHIGAN reserves the right to practice the PATENT RIGHTS for research and/or educational purposes, and the right to grant the same limited rights to other non-profit research institutions (with no right of such non-profit research institution to grant further rights).

2.3 This Agreement shall extend until expiration of the last to expire of the licensed PATENT RIGHTS, unless sooner terminated as provided in another specific article of this Agreement.

2.4 LICENSEE agrees that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States to the extent required by law.

2.5 LICENSEE acknowledges that it has been informed that the licensed PATENT RIGHTS were developed, at least in part, by employees of the Howard Hughes Medical Institute (“HHMI”) and that HHMI has a paid-up, non-exclusive, irrevocable license to use the licensed PATENT RIGHTS for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”). This license is explicitly made subject to the HHMI License.

2.6 To the extent that the following grant may be required by research funding agreements between MICHIGAN and the United States Government, MICHIGAN reserves the right to grant to the United States Government nonexclusive, nontransferable, irrevocable, paid-up licenses to practice or have practiced for or on behalf of the United States PATENT RIGHTS throughout the world.

ARTICLE 3 - CONSIDERATION

3.1 LICENSEE shall pay to MICHIGAN the following:

(a) A license issue fee of [***]. Such license issue fee shall be nonrefundable and is due fourteen days (14) from the complete execution of this Agreement.

(b) Running royalties according to the following schedule from the FIRST COMMERCIAL SALE until the expiration date of the last to expire of the PATENT RIGHTS or until this Agreement is terminated:

(i)	[***] of annual NET SALES up to and including [***]

(ii)	[***] of annual NET SALES over [***] and up to and including [***]

(iii)	[***] of annual NET SALES over [***]

***	Confidential Treatment Requested

If LICENSEE makes any NET SALES to any party controlled by, controlling, or under common control with LICENSEE (where “control” means the direct or indirect ownership of more than 30% of the voting stock or other ownership interests of that entity, or the power, directly or indirectly to cause the direction of the management and policies of such entity) at a price less than the price charged to-independent third parties, the running royalties payable to MICHIGAN shall be computed on the basis of the price charged to independent third parties in an arm’s length transaction.

(c) [***] of SUBLICENSE INCOME.

(d) Until the [***], an annual license maintenance fee (“Annual Fee”) of [***]. This Annual Fee is accrued on June 30 beginning [***] and is payable with the semi-annual report for the ROYALTY PERIOD in which the Annual Fee accrues.

3.2 LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties payable to MICHIGAN under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to MICHIGAN, then the sum payable to MICHIGAN shall be increased by the amount necessary to yield to MICHIGAN an amount equal to the sum it would have received had no withholdings or deductions been made. MICHIGAN shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, MICHIGAN’s exemption from any such tax or deduction.

3.3 LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS or the same LICENSED PRODUCT is covered by claims in two or more countries.

3.4 Royalty payments shall be paid to the “Regents of the University of Michigan” in United States dollars in Ann Arbor, Michigan, sent as provided in Article 13. In computing royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE, or at such other exchange rate as the parties may agree to in writing.

3.5 Royalty payments shall be made on a semi-annual basis with submission of the reports required by Article 4. All amounts due under this Agreement shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of five percent (5%) above the prime rate in effect at the JP Morgan Chase & Co. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $250, whichever is greater. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse MICHIGAN for the costs, including reasonable attorney fees, for expenses paid in order to collect any amounts overdue more than 120 days unless there is a good faith dispute regarding whether such payment is due.

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ARTICLE 4 - REPORTS

4.1 Until the FIRST COMMERCIAL SALE, LICENSEE shall provide to MICHIGAN a written annual report on or before July 30 of each year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing and sublicensing with respect to LICENSED PRODUCTS and LICENSED PROCESSES during the preceding twelve (12) months, and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of FIRST COMMERCIAL SALE in each country within thirty (30) days of occurrence.

4.2 After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to MICHIGAN. By each July 30 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD:

(a) number of LICENSED PRODUCTS sold, leased or distributed by LICENSEE and each SUBLICENSEE.

(b) NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS sold by LICENSEE and all SUBLICENSEES.

(c) accounting for all LICENSED PROCESSES used or sold by LICENSEE and all SUBLICENSEES, including NET SALES, excluding the deductions therefor.

(d) deductions applicable as provided in the definition for NET SALES above.

(e) royalties due on INCOME under Paragraph 3.1(c) above, including supporting figures.

(f) foreign currency conversion rate and calculations (if applicable) pursuant to Paragraph 3.4 and total royalties due under Paragraph 3.1(b).

(g) names and addresses of all SUBLICENSEES granted a sublicense or option therefor under the PATENT RIGHTS any time during the particular ROYALTY PERIOD.

(h) for each sublicense or amendment thereto completed in the particular ROYALTY PERIOD, the date of each agreement and amendment, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale of LICENSED PRODUCTS and LICENSED PROCESSES. LICENSEE shall direct its authorized representative to certify that all information regarding payments due to MICHIGAN contained in reports required hereunder is correct to the best of LICENSEE’s knowledge and information and all other information contained in reports required hereunder is correct in all material respects to the best of LICENSEE’s knowledge and information. Failure to provide reports as required under this Article 4 shall be a material breach of this Agreement.

If no payment is due, LICENSEE shall so report to MICHIGAN that no payment is due.

4.3 LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

4.4 LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES to: (a) open such records for inspection upon reasonable notice during business hours by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due; and (b) retain such records for six (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than [***] of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to MICHIGAN within twenty-one (21) days of written notice thereof. LICENSEE shall also reimburse MICHIGAN for reasonable expenses required to collect the amount underpaid.

4.5 All of the payment terms in this Agreement and all information contained in reports provided hereunder may be designated confidential under the terms of the Non-Disclosure Agreement of even date herewith.

ARTICLE 5 - DILIGENCE

5.1 LICENSEE (itself or through its SUBLICENSEES) shall use commercially reasonable efforts to bring LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement. LICENSEE (itself or through its SUBLICENSEES) has the responsibility to do all that is necessary to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES.

ARTICLE 6 - SUBLICENSING

6.1 LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the

SUBLICENSEE, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. Upon request, LICENSEE shall provide MICHIGAN with a copy of sublicense agreements (provided that confidential information in any such sublicense agreement that is not required to be provided to MICHIGAN hereunder may be redacted).

6.2 Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement provided, however, that a sublicense granted to any SUBLICENSEE may permit such SUBLICENSEE, by written notice to MICHIGAN within sixty (60) days of the SUBLICENSEE’s receipt of written notice of such termination, to elect to continue the sublicense of rights under this Agreement granted to such SUBLICENSEE on the condition that the sublicense conforms to the requirements of Paragraph 6.3 and the SUBLICENSEE agrees in writing at the time of election to be subject to the obligations contained in this Agreement to be performed or becoming due and payable by LICENSEE from and after the time of election as if SUBLICENSEE were LICENSEE hereunder, subject to any limitations on the grant of rights (such as field limitations) to such SUBLICENSEE contained in the sublicense agreement to which such SUBLICENSEE is a party.

6.3	LICENSEE shall require that all sublicenses of PATENT RIGHTS:

(1) be consistent with the terms and conditions of this Agreement;

(2) contain the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided by Article 9 below; and

(3) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 2.5 (HHMI’s research use license); 4.4 (duty to keep records); 9.4 (duty to avoid improper representations or responsibilities); 10.1 and 10.2 (duty to defend, hold harmless, and indemnify MICHIGAN and HHMI); 10.3 (duty to maintain insurance); 14.5 (duty to properly mark LICENSED PRODUCTS with patent notices); 14.7 (duty to restrict the use of MICHIGAN’s name); 14.8 (duty to control exports); 14.12 (HHMI’s third party beneficiary status).

ARTICLE 7 – PATENT APPLICATIONS AND MAINTENANCE

7.1 LICENSEE has the right to control all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that fowl the basis for the PATENT RIGHTS, interferences, and disputes (including litigation) regarding inventorship. MICHIGAN shall fully cooperate in such activities.

7.2 LICENSEE shall notify MICHIGAN of all information received by LICENSEE relating to the filing, prosecution and maintenance of the patents and patent applications which form the basis of the PATENT RIGHTS, and shall make reasonable efforts to allow MICHIGAN to review, comment, and advise upon such information. MICHIGAN agrees to hold such information confidential and to use the information provided by LICENSEE only for the purpose of advancing LICENSEE’s PATENT RIGHTS.

7.3 [***] shall pay [***] relating to the activities described in this Article.

ARTICLE 8 - ENFORCEMENT

8.1 Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by another party. LICENSEE has the first option to police the PATENT RIGHTS against infringement by other parties within the TERRITORY and the FIELD OF USE, but LICENSEE shall notify MICHIGAN in writing thirty (30) days before filing any suit. LICENSEE shall not file any suit without a diligent investigation of the merits of such suit by counsel, including with respect to PATENT RIGHTS. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN, which shall not be unreasonably withheld. If LICENSEE has a reasonable basis for policing the patents, MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’S request or reasonably required by MICHIGAN and if LICENSEE notifies MICHIGAN in writing thirty (30) days before filing any suit. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action brought by LICENSEE under this Paragraph. LICENSEE shall defend, indemnify and hold harmless MICHIGAN with respect to any counterclaims asserted by an alleged infringer in any action brought by LICENSEE, which counterclaims are reasonably related to the enforcement of the PATENT RIGHTS by LICENSEE under this Paragraph, including but not limited to antitrust counterclaims and claims for recovery of attorney fees. LICENSEE shall not be obligated to defend, indemnify and hold harmless MICHIGAN under this Paragraph after any unappealed or unappealable order of a court of competent jurisdiction holds that the claim was legally caused solely by the gross negligence or willful misconduct of MICHIGAN; The applicability of the prior sentence shall not be affected for any time period prior to any such order referred to.

If a declaratory judgment action alleging invalidity or unenforceability of any of the PATENT RIGHTS is brought against LICENSEE or MICHIGAN, then LICENSEE has the first option, tat its own expense, to intervene and assume control over the defense of such action, and MICHIGAN shall provide reasonable cooperation at its own expense in the defense of such action.

8.2 If LICENSEE demonstrates to MICHIGAN that it has a reasonable basis to believe that a third party infringes the PATENT RIGHTS and undertakes to enforce and/or defend the PATENT RIGHTS by litigation, LICENSEE may temporarily withhold up to [***] of the payments otherwise thereafter due during the course of such litigation to MICHIGAN under Article 3 under the following terms. LICENSEE may apply the amounts withheld to pay up to half of LICENSEE’s out-of-pocket litigation expenses, including reasonable attorneys’ fees, but not including salaries of LICENSEE’s employees. If LICENSEE recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments under Article 3 which are past due or were withheld pursuant to this Article 8, and then to reimburse MICHIGAN for any other reasonable unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided according to the following ratio: LICENSEE [***]: MICHIGAN [***].

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8.3 If LICENSEE fails to take action to abate any alleged infringement of patents which form the basis for the PATENT RIGHTS (or to defend a declaratory judgment action alleging invalidity or unenforceability of any of the PATENT RIGHTS) within sixty (60) days of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under any applicable laws) then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’s expense. MICHIGAN has full authority to settle on such terms as MICHIGAN determines, except that MICHIGAN shall not reach any settlement whereby it provides a license for future activities to a third party under the PATENT RIGHTS in the TERRITORY and the FIELD OF USE without the consent of LICENSEE. If MICHIGAN recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy MICHIGAN’S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments overdue under this Agreement, and then to reimburse LICENSEE for any reasonable unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts MICHIGAN actually receives). The remaining balance shall be divided according to the following ratio: MICHIGAN [***]: LICENSEE [***]. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

ARTICLE 9 - NO WARRANTIES; LIMITATION ON LIABILITY

9.1 Neither MICHIGAN, including its Regents, fellows, officers, employees and agents, nor LICENSEE, including its directors, officers, employees and agents, makes any representations or warranties that PATENT RIGHTS are or will be held valid, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS or use of LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3 LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

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9.4 LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1 LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students, and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES; (2) The direct or indirect use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; and (3) The use or practice by LICENSEE or SUBLICENSEES of any invention within the PATENT RIGHTS. The indemnification obligation under this Paragraph 10.1 will not apply after any unappealed or unappealable order of a court of competent jurisdiction holds that the claim was legally caused solely by the gross negligence or willful misconduct of MICHIGAN. The applicability of Paragraph 10.1 shall not be affected for any time period prior to any such order referred to in the prior sentence.

10.2 HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Inderrmitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by the LICENSEE and SUBLICENSEES from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

10.3 MICHIGAN is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of liability of MICHIGAN without MICHIGAN’s written approval.

10.4 Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, MICHIGAN and HHMI with respect the events covered by Paragraph 10.1 and 10.2. Prior to any distribution or use of any LICENSED PRODUCT or use of any LICENSED PROCESS by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, SUBLICENSEE, MICHIGAN and HHMI with respect to the events covered by Paragraph 10.1 and 10.2. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE — or, in the case of a SUBLICENSEE’s policy, by said SUBLICENSEE — and must specify MICHIGAN, including its Regents, fellows, officers and employees, and HHMI Indemnitees as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

10.5 In no event shall either party hereunder be liable to the other for any special, indirect, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement.

ARTICLE 11 - TERM AND TERMINATION

11.1 If LICENSEE ceases to operate, this Agreement shall terminate upon written notice by MICHIGAN attempted to be delivered to LICENSEE to the address for notices provided in Article 13 (or any updated address of which LICENSEE notifies MICHIGAN).

11.2 If LICENSEE fails to make any payment due to MICHIGAN, upon written notice by MICHIGAN, if LICENSEE does not make such payment within ten (10) days after receipt of such written notice by MICHIGAN, this Agreement shall automatically terminate unless MICHIGAN specifically extends such date in writing or LICENSEE has notified MICHIGAN in writing no later than the date that is ten (10) days after receipt of such written notice by MICHIGAN that LICENSEE in good faith disputes that such payment is due, in which case termination shall not take effect until such dispute is resolved. Such termination shall not foreclose MICHIGAN from collection any amounts remaining unpaid or seeking other legal relief.

11.3 Upon any material breach or default of this Agreement by LICENSEE other than those occurrences listed in Paragraphs 11.1 and 11.2 (the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph 11.3), MICHIGAN has the right to terminate this Agreement effective on sixty (60) days’ prior written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the sixty (60) day period following such notice from MICHIGAN unless LICENSEE cures the material breach or default before the period expires; provided that, if LICENSEE has notified MICHIGAN in writing no later than the date that is sixty (60) days after receipt of such written notice by MICHIGAN that LICENSEE in good faith disputes that a material breach or default has occurred, termination shall not take effect until such dispute is resolved.

11.4 LICENSEE has the right to terminate this Agreement at any time on ninety (90) days’ written notice to-MICHIGAN if LICENSEE:

(a) pays all amounts due MICHIGAN through the effective date of the tell ination; and

(b) submits a final report of the type described in Paragraph 4.2.

Upon notice of intent to terminates by LICENSEE under Paragraph 11.4, MICHIGAN may elect to immediately terminate this Agreement upon written notice.

11.5 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations (including confidentiality obligations) and further as follows:

(1) obligations to pay royalties and other sums.- accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination;

(2) MICHIGAN’s rights to inspect books and records as described in Article 4, and LICENSEE’s obligations to keep such records for the required time;

(3) any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder;

(4) the provisions of Articles 1, 9, 10, and 14 and this Paragraph 11.5; and

(5) all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

ARTICLE 12 - REGISTRATION AND RECORDATION

12.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN upon request.

12.2 LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE 13 - NOTICES

13.1 Any notice, request, report or payment required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier or certified mail, electronic mail followed by confirmation by regular U.S. mail, or registered mail (return receipt requested) to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, report or payment not so given is not effective until actually received by the other party.

To MICHIGAN:	To LICENSEE:
The University of Michigan	Vical Incorporated
Office of Technology Transfer	10390 Pacific Center Court
Wolverine Tower, Room 2071	San Diego, California 92121-4340
3003 S. State Street
Ann Arbor, MI 48109-1280	Attn: President
Attn: File No. 0867p1

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1 This Agreement shall be construed, governed, interpreted and applied according to United States and State of Michigan law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2 The parties hereby consent to the jurisdiction of the courts in the State of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

14.3 MICHIGAN and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

14.4 If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.5 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege.

14.7 LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN or HHMI or their insignia in publicity or advertising without the prior written approval of MICHIGAN or HHMI whichever the case may be. Reports in scientific literature or required to be filed under any law, rule or regulation and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed jointly by LICENSEE and the University of Michigan and/or that MICHIGAN’s interest in the PATENT RIGHTS were licensed from the University of Michigan.

14.8 LICENSEE agrees to comply with all applicable laws and regulations with regard to its activities under this Agreement. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation by LICENSEE or its SUBLICENSEES as a result of activities under this Agreement.

14.9 The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10 LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of MICHIGAN will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN. Notwithstanding, LICENSEE may, without MICHIGAN’s consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE’s business relating to the subject matter of this Agreement, whether through merger, sale of assets, sale of equity or otherwise, so long as such assignee provides a statement in writing to MICHIGAN that it agrees that LICENSEE, or the purchaser if it is an assignee of this Agreement, will remain subject to all the terms and conditions of this Agreement applicable to LICENSEE.

14.11 If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN of any such event mentioned in this Paragraph as soon as reasonably practicable, and in any event within five (5) days after any such event.

14.12 HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By:	/s/ Vijay B. Samant	By:	/s/ Kenneth J. Nisbet
	(authorized representative)		Executive Director, UM Technology Transfer
Typed Name:	Vijay B. Samant
Title:	President and CEO
Date:	2/13/06	Date:	2/14/06